Exhibit 10.2(n)

Amendment to

Restricted Stock Unit Award Agreement

This Amendment, effective March 1, 2011, to the Restricted Stock Unit Award Agreement (the “Agreement”) dated as of [Month         , 2008, 2009, 2010] is made between WellPoint, Inc. (the “Company”) and the Participant set forth in the accompanying Grant Notice to the Agreement. This Amendment is included in and made part of the Agreement.

1. The introductory paragraph of “Period of Restriction” set forth in the Grant Notice is amended to read as follows:

The Period of Restriction applicable to the number of your Restricted Stock Units listed in the “Shares” column below, and any related Dividend Equivalents, shall commence on the Grant Date and shall lapse on the date listed in the “Lapse Date” column below.

2. A new Section 5 is added to read as follows and all cross-references are updated accordingly:

5. Dividend Equivalents. In the event the Company declares a dividend on Shares (as defined in the Plan), for each unvested Restricted Stock Unit on the dividend payment date, the Participant shall be credited with a Dividend Equivalent, payable in cash, with a value equal to the value of the declared dividend. The Dividend Equivalents shall be subject to the same restrictions as the unvested Restricted Stock Units to which they relate. No interest or other earnings shall be credited on the Dividend Equivalents. Subject to continued employment with the Company and Affiliates, the restrictions with respect to the Dividend Equivalents shall lapse at the same time and in the same proportion as the initial award of Restricted Stock Units. No additional Dividend Equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock Units or any Restricted Stock Units have been settled. For any specified employee, any Dividend Equivalents subject to Code Section 409A and payable upon a termination of employment shall be subject to a six month delay. The Dividend Equivalents shall be subject to all such other provisions set forth herein, and may be used to satisfy any or all obligations for the payment of any tax attributable to the Dividend Equivalents and/or Restricted Stock Units.

3. Effect on Agreement. This Amendment has no effect on the other terms of the Agreement and the Agreement shall otherwise continue in effect.

WELLPOINT, INC.

By:
Printed:	William J. Ryan
Its:	Chairman, Compensation Committee
WellPoint, Inc. Board of Directors